Capstone Companies, Inc.
2014 Financial Results
Teleconference and Webcast	OTCQB: CAPC
March 27, 2015

Operator:  Greetings and welcome to the Capstone Companies 2014 Financial Results conference call.  At this time, all participants are in a listen-only mode.
If anyone should require Operator assistance during the conference, please press star, zero, on your telephone keypad.  As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host Garett Gough, Investor Relations.  Thank you, sir, you may begin.

Garett Gough:  Thank you, Christine, and good morning, everyone.  We appreciate your time and interest in Capstone Companies.  On the call with me today are Stewart Wallach, Capstone’s President and Chief Executive Officer, and Gerry McClinton, Capstone's Chief Financial Officer.

As you are aware, we may make forward-looking statements during today's presentation.  These statements apply to future events, which are subject to risks and uncertainties, as well as other factors that could cause the actual results to differ materially from where we are today.  These factors are outlined in our earnings release, as well as in documents filed by the Company with the Securities and Exchange Commission, which can be found at our website or at sec.gov.

So with that, I’ll turn the call over to Stewart.

Stewart Wallach:  Thank you, Garett, and good morning to everybody.  I appreciate your time with us today.

Before introducing Gerry McClinton to review the financial results, I'd like to take a moment to discuss a few points that not only had an impact on our year-end 2014 results, but will also affect Q1 and Q2 of 2015.  While our 2014 revenue was down approximately $1 million, more than 50% of that reduction resulted from the planned exit of a product category, specifically book lights.  Gerry will discuss this in further detail, and I am confident that you will see that this planned exit was handled in such a way as to mitigate any long-term implications that typically occur when exiting a product category, such as discontinued inventories.

Additionally, although we didn't highlight this in discussions over the course of 2014, the West Coast port disputes did have an impact on our 2014 revenue opportunities and future bookings.  The cutting back of promotional activities was not entirely clear to us until later in the year.

In mid-February, we had a strategic update teleconference call, during which I emphasized the fact that Capstone's vision has always been to gain a significant share of the total LED market as opposed to the niche market of power failure lighting, through which we entered the business.  Considering that the overall LED market is growing at the rate of 45% per year, this will build the total market to $42 billion by 2019.  As a point of reference, the total LED market was $4.8 billion in 2012.

In an effort to strengthen the Company's competitive position, we actually pursued the licensing of a national brand for home LED lighting products, and strengthened our overseas infrastructure to better handle the growth of our expanded product lines.  For those who may have missed our most recent strategic update in February, it came with great pleasure for me to announce our exclusive North American trademark license for the Hoover brand for LED lighting.

Hoover is a household icon and one of the most trusted brands in America.  For more than a hundred years, the Hoover brand has provided America's homeowners with innovative floor care products and a dedication to premium quality and customer service.  I'd like to reference that the strength of the iconic brand was substantiated by brand extension research, commissioned by Capstone, as it relates to the LED market.  This work was conducted by Radius, a global market research company.

As a point of clarification, we will maintain the Capstone lighting brand on all of our exterior lighting and existing products where retailers prefer to maintain the status quo.

At this point, I'd like to turn the call over to Gerry to share a few details with you about our 2014 financial results, and then, following his review, I will come back with a few closing comments.  Gerry?

Gerry McClinton:  Thank you, Stewart, and good morning, everyone.  Before we review the numbers, I would like to provide some information that might assist you in better understanding the financial results, and provide further insight into Management's strategic decision-making process as we build your company.

The Company's annual financial performance results from the execution of a strategic plan that serves to guide Management over the course of the year.  This plan can be impacted by events outside of the Company that, at times, are beyond our control.  During 2014, one such occurrence took place, the West Coast port dispute, which I will expand upon further.

With limited financial resources available to us, we are very selective in how we allocate the funds to support strategic initiatives.  We build the Company to a level of sustainability and cash flow, and then structurally and strategically prepare the Company for the next level of growth.  In order to support sustained revenue growth and continue to expand product lines and categories, the Company's infrastructure must also be developed and in place.  Funding required to develop these product launches must also be available and allocated.  The Company's 2014 financial performance is the culmination of these strategic decisions and management of its funds and resources.  As we review the results, I will identify the strategic investments that were made in 2014 and impacted this year's results, but will also allow us to maximize our opportunities for building the Company.  So, let's review the numbers.

Net revenue for the year ended December 31, 2014 was $13.6 million compared with $14.6 million in 2013.  That's a reduction of $1 million or approximately 6.8% from 2013.  During 2014, we experienced consistent sales in our Eco-i-Lite power failure light category, and we had continued growth in our wireless motion sensor light category.  In fact, it was 32% higher than in 2013.  During the year, we also launched a promotional wireless remote control outlet product, which sold well in the warehouse club channel.

Now, conversely, we exited the book light category due to continued declines in consumer use resulting from the influence of digital reading technologies, and retail space has reduced accordingly.  This decision to exit the category resulted in a reduction of annual revenue totalling $570 thousand; however, as a result of proper planning, we were able to exit the category with essentially no on-hand inventory remaining.

As we continued to invest in retail support programs, particularly during the holiday shopping period, we provided $915 thousand of product promotional and marketing allowances to retailers.  These allowances contributed to the reduction of our revenue to $13.6 million, and reduced net income accordingly.  These significant investments in retail support programs have proven effective in product placement.

Additionally, the West Coast port dispute impacted our overall net revenue and backlog at year end.  Let me highlight the implications.

All of our goods are received into West Coast ports.  The continuing port slowdown and the protracted contract dispute between the union and the West Coast Port Authority resulted in containers being substantially delayed and product being available in stores six to eight weeks later than required by retailers.  The impact of these delays, combined with the fact that there were no indications that the dispute was ending, created a lot of uncertainty with retailers, as there were no assurances that arriving containers would be offloaded in the West Coast ports and merchandise delivered to the stores for the designated promotional period.  As a result, retailers decided to cancel or postpone their promotion activity.  The impact of this dispute has been felt throughout the retail industry.

A new agreement was finalized on February 20, 2015, but there remains a backlog of vessels to be offloaded.  It is estimated that the flow of containers will not be back to normal operating conditions for a few more months.  We fully expect retailers to resume their promotional activities now that the port issue is fully resolved.

Cost of sales for the year ended December 31, 2014 were $10.8 million compared with
$11.0 million in the prior year.  That's a reduction of $200 thousand, or 18.8%, from the previous year.  This represents 79.5% and 75.3%, respectively, of total net revenue.  For 2014, as a percent of net sales, cost of sales increased by approximately 4.2% over 2013.  This is partly the result of an additional manufacturing cost totalling $225 thousand in connection with a
$2 million order for our warehouse club, as the original factory could not produce the order on time.  As a result, the product had to be reengineered by another factory at a significantly higher unit cost.  This was a non-recurring one-time expense.  As previously mentioned, we also provided $915 thousand to retail support programs, which had the impact of increasing the cost of sales to net sales percentage by approximately 5%.

Overall, manufacturing material and labor costs have remained steady during 2014.  This has been achieved through efficient product design, strategic and volume material buying, and negotiations with our factory.

Gross profit for the year ended December 31, 2014 was approximately $2.8 million, a reduction of $800 thousand, or approximately 22.2%, from the 2013 gross profit of $3.6 million.  Gross profit as a percent of sales was 20.4% for the year compared with 24.7% for 2013.  The overall gross profit reduction compared with 2013 was primarily the result of the addition of
$225 thousand once off manufacturing expense charged to cost of sales and the $915 thousand of strategic promotional allowances that reduced sales and had the impact of reducing gross profit.  Combined, these strategic decisions resulted in gross profit for 2014 being reduced by approximately $1.1 million.

Our total operating expenses were $2.9 million in 2014 compared with $2.5 million in 2013, a net increase of $397 thousand or 15.9%.  During 2014, we continued to incur strategic and planned expenses in infrastructure and product development projects that were necessary for future product growth.

Now, let's be specific about this.  Sales and marketing expenses for the year ended December 31, 2014 were $316 thousand.  For 2013, expenses were $490 thousand.  During 2014, the Company continued its marketing product promotion strategy specifically for retail product advertising and promotions to further stimulate at the point-of-sale.  Compensation expenses were approximately $1.4 million in 2014, an increase of $434 thousand, or 44.6%, from
$973 thousand expensed in 2013.  Of this increase, $300 thousand, an estimated 71%, related to hiring the Hong Kong office employee infrastructure, which now includes executive management, general management, electrical engineering, sourcing merchants, logistics management and quality control personnel.  This investment was necessary to sustain and effectively manage the growth planned in 2015.

Professional fees for 2014 were $190 thousand compared with $326 thousand in 2013, a reduction of $136 thousand or 41.8%.  Now, as we staffed our Hong Kong office, we were able to greatly reduce the cost of outside consultant fees, which was reduced by the $146 thousand in 2014.  We have incurred some new professional fees for our Hong Kong operation for the appointment of a Hong Kong accounting firm to maintain our financial records and prepare our Hong Kong financial audit and tax returns.

Product development expenses for 2014 were $374 thousand compared with $226 thousand in 2013.  That's an increase of $149 thousand or 65.8%.  During 2014, we incurred increased expense in product development to support the release of the many new items for 2015 from product design and electrical engineering to product prototyping and testing and regulatory certifications by outside third party labs.  We also incurred additional testing expense in having certain products certified for global markets.

Other general and administration for 2014 was $605 thousand, up $126 thousand from
$479 thousand in 2013.  The expense increase was a result of $73 thousand of additional rental expense associated with the addition of the Hong Kong office and $47 thousand from higher travel expense during the year associated with increased retail or sales presentations and international trips to China.

Interest expense for the year ended December 31, 2014 was $328 thousand, a reduction of
$61 thousand, compared with $389 thousand in 2013.  The overall net interest reduction is the result of specific, stated goals to reduce the interest burden.  During 2014, we repaid $808 thousand of old loans and interest that resulted in interest savings of $49 thousand.  Also during the year, Sterling National Bank further expanded the availability of our credit line to $7 million, and changed the timing of when we could submit orders for funding.  This allowed us to have more access to purchase order funding at a much lower interest rate.  It is our goal to continue to reduce all outstanding loans as cash flow allows in order to reduce the interest burden as much as possible.

The Company had an overall net income loss for the year of December 31, 2014 of
$437 thousand.  For the year ended December 31, 2013, the Company had a net income of $727 thousand.  In 2014, we incurred $564 thousand of required infrastructure expense for the expansion of the Hong Kong operation, $316 thousand expensed in direct promotional advertising activity, and $374 thousand in product development in new technology for future product launches.  This represents a total of $1.3 million of expenses incurred to support the Company's overall strategic plan.

If we had not incurred the $1.3 million related to strategic investments, our net income would've surpassed last year's results, even with the lower net revenue; however, without those expenditures, we would not be in a position structurally to pursue the new revenue opportunities that we now have in place.

As mentioned in my opening comments, we are preparing the Company for the next level of growth.  In order to support sustained revenue growth and continue to expand product categories, funding must also be available and allocated.  We would note that all of these referenced strategic investments were achieved through cash flow generated by operations.  The Company did not incur any additional debt in 2014 to pay for these investments.  In fact, we were able to pay off $108 thousand of old debt.  The Company is now prepared for the next level of growth.

I'll talk a little bit now about the cash flow under operating activities.  Cash flow provided by operating activities was $5.1 million in 2014 compared with approximately $2.9 million used by operating activities in 2013.  This was mainly achieved by the $5.8 million collection of accounts receivable in 2014.

Our cash flows from operations are primarily dependent on our net income adjusted for non-cash expenses and the timings of collection of receivables, levels of inventory, and payments to suppliers.  By expanding our Hong Kong operation, we are building an operational structure that can develop and release quality products to market quicker than we have been able to accomplish in previous years.  Additionally, Capstone International has negotiated more favorable credit terms and credit lines with our new factory.

Cash used for investing activities in 2014 was $89 thousand compared with $513 thousand in 2013.  With the Company's new branding initiative and product expansion into many new LED home lighting categories, the Company will continue to invest in new tooling, product molds, package designs and displays.

Net cash used in financing activities for the year ended December 31, 2014 was $5.2 million compared with $3.5 million of net cash provided by financing activities in 2013.  During 2014, we used $801 thousand to pay off old debt and interest.  At December 31, the Company was in compliance with all the covenants pursuant to our existing credit facilities.

To fund the development, expansion, marketing and inventory of the new branded product line, the Company will require additional working capital during this development and launch phase.  The Company is currently reviewing alternate sources to supplement funding for working capital; however, CEO and Director Stewart Wallach and Director Dr. Jeffery Postal will provide gap funding to supplement shortfalls during this phase.

This concludes my financial summary for 2014.  I'll turn the call back to you, Stewart.

Stewart Wallach:  Thank you very much, Gerry.  As I reflect on Capstone's past year, I want to share with you, our shareholders, the sense of pride that I have in our Management Teams for their loyalty to the Company and the resiliency that they continue to demonstrate as we go through these challenging growth transitions.  I have said many times before when comparing us to other penny stock companies, we are a real company with real people selling real products.  Although that statement seems simple, I can tell you that the work and commitment that goes into executing our strategic initiatives is anything but simple.

Over the course of my career, I have fortunately been involved in the development of a number of successful companies, but, frankly, I can't recall a company our size competing in such an enormous market and gaining success as we have.  We are on the shelves of every major big box retailer in America.  The demands placed on companies to sustain themselves in this market are greater than ever.  As the retail market dynamics continue to shift, we continue to meet these obligations.  We have built a fundamentally sound Company in the most cost effective way, and have at all times sought innovative ways to differentiate our Company, its products and its image in the marketplace, while always maintaining a low cost of operations.

Our exclusive alliance with Light Engine Limited, our investments in AC Kinetics, and recently securing the exclusive North American trademark license for the Hoover brand for LED lighting are testimonies to these efforts.  Although we pride ourselves on being a disciplined and focused organization, over the past year, we have seen a number of delays in some of our initiatives.  The Capstone power control designed by AC Kinetics took longer than anticipated, and the integration of the technology by Light Engine into solid state lighting fixtures also took longer than anticipated due to extensive validation testing.  These timing issues, in conjunction with some of the challenges that are not in our control, such as the West Coast port dispute that Gerry alluded to earlier, have not once dampened the attitudes of any of our Capstone associates.

In closing, I want to reaffirm my bullishness on this company, the direction it's proceeding and the rewards that await us all.  To that end, the insiders continue to hold their large positions in the Company, and the two largest shareholders, Dr. Postal and myself, continue to support the Company financially when needed.  Q1 and Q2, as a result of the product delays, the branding launches, the issues of cutback promotional activity due to the West Coast port situation will not yield favorable financial results.  As additional working capital will be required to support operations while funding the expanded product lines and our new branding initiatives, the Finance Team is reviewing various options to support this situation; however, as in the past, Dr. Postal and I will provide gap financing if required.

Our Company is poised to expand its market reach and achieve the levels of sales growth that I believe our innovative products are capable of.  I look forward to reporting on our successes in the months ahead.  For our long-time shareholders that have been through several phases of our growth and development, I would like to once again thank you personally for your support.  We are making great progress in this Company, and the successful future we have all invested in is nearing.

I'd like to thank you once again for all your time, and I look forward to speaking with you in the not too distant future.  Thank you.

Operator:  Ladies and gentlemen, this does conclude today's teleconference.  You may disconnect your lines at this time.  Thank you for your participation and have a wonderful day.